Exhibit 99

[MIDWESTONE LOGO]

NEWS RELEASE

For:	IMMEDIATE RELEASE	Contact:	CHARLES S. HOWARD, PRESIDENT & CEO
or
Date:	OCTOBER 24, 2003		DAVID A. MEINERT, EVP & CFO

MidWestOne Financial Group

Reports Third Quarter 2003 Earnings

Oskaloosa, Iowa — MidWestOne Financial Group, Inc. announced today that the bank holding company earned $1,402,000, or $.37 per share basic, for the third quarter of 2003. This compares to net income of $1,542,000, or $.40 per share basic, for the third quarter of 2002. Diluted earnings per share were $.36 for the third quarter of 2003 versus $.39 for the third quarter of 2002. Basic earnings per share for the first nine months of 2003 were $1.07 compared to $1.16 for the first nine months of 2002. Diluted earnings per share were $1.04 for the first nine months of 2003 compared to $1.14 per share for the nine months ended September 30, 2002. The Company reported net income of $4,128,000 for the first nine months of 2003 compared to the $4,501,000 earned in the first nine months of 2002. Results for 2003 reflect the acquisition of Belle Plaine Service Corp. and its subsidiary, Citizens Bank & Trust of Hudson, Iowa, on February 1, 2003.

“As we adjust to the changes our acquisition of Belle Plaine Service Corp. has brought, we are uncovering new opportunities for growth, particularly the borrowing needs of our expanded customer base,” said Charles s. Howard, President and CEO. “We continue to work toward optimizing the earning potential of our entire asset base,” he added.

Return on average assets for the Company was .92 percent for the third quarter of 2003 compared with 1.14 percent in the third quarter of 2002. Year-to-date return on average assets was .92 percent compared with 1.11 percent last year. The return on average shareholders’ equity for the third quarter of 2003 declined to 9.83 percent from 11.40 percent for the quarter ended September 30, 2002. Year-to-date return on average equity was 9.79 percent in 2003 versus 11.51 percent in the first nine months of 2002. Cash dividends paid to shareholders in the third quarter of 2003 remained at $.16 per share, consistent with the amount paid in the previous six quarters.

Total assets of the Company increased 14.8 percent from year-end 2002 to $617,100,000 as of September 30, 2003 mainly as a result of the acquisition of Belle Plaine Service Corp. Total deposits increased to a September 30, 2003 total of $452,598,000. This compares with December 31, 2002 total deposits of $395,546,000.

The Company’s total loans (excluding loan pool participations) increased 23.8 percent as of September 30, 2003 to $378,969,000 compared with the year-end 2002 balance of $306,024,000 due to the addition of $61,010,000 in loans from Citizens Bank & Trust. Loans outstanding as of September 30, 2002 totaled

222 1ST Avenue East	P.O. Box 1104	Oskaloosa, Iowa 52577
Phone: (641) 673-8448	Fax: (641) 673-7836	Web: www.midwestonefinancial.com

$314,848,000. Total loans as a percentage of deposits were 83.7 percent on September 30, 2003, compared with 77.4 percent as of December 31, 2002 and 81.0 percent on September 30, 2002.

The Company’s net interest income for the third quarter of 2003 was $443,000 greater in comparison to the third quarter of 2002. The Company’s net interest income for the first nine months of 2003 was $953,000 greater than what was earned for the nine months ended September 30, 2002. Average earning assets were $61,221,000 greater for the third quarter and $52,229,000 greater for the first nine months in 2003 mainly due to the additional assets acquired. Although net interest income increased in 2003, the additional interest income was not proportionately higher than the increase in earning assets, thus the net effect was a decrease in the net interest margin percentages. The Company’s third quarter 2003 net interest margin was 3.92 percent compared with 4.06 percent in the third quarter of 2002. Net interest margin decreased to 3.99 percent for the first nine months of 2003 compared to 4.15 percent for the nine months ended September 30, 2002.

Loan pool participations totaled $92,824,000 on September 30, 2003 compared with $82,341,000 on December 31, 2002 and $85,042,000 on September 30, 2002. The Company successfully bid on loan pools with a purchase cost of $17,677,000 in the third quarter of 2003, with year-to-date loan pool purchases totaling $40,113,000. The yield on loan pool participations was 8.9 percent for the third quarter of 2003 compared with 10.7 percent in the third quarter of 2002. The year-to-date yield on loan pool participations for 2003 was 9.9 percent compared to 10.6 percent in 2002. The average loan pool participation balance for the third quarter of 2003 was $85,932,000 compared with an average balance of $90,633,000 in the third quarter of 2002. The average loan pool participation balance for the first nine months of 2003 was $85,092,000 versus $98,244,000 in 2002.

Nonperforming loans as of September 30, 2003 increased to $3,903,000 compared with $2,645,000 on December 31, 2002. A portion of the increase was attributable to the acquired loans of Citizens Bank & Trust, with the remainder related to loans past due 90 days and over. As of September 30, 2003, nonperforming loans were 1.03 percent of total loans compared with .86 percent of total loans on December 31, 2002. Other real estate owned as of September 30, 2003 increased to $187,000 from the year-end 2002 total of $133,000. Other real estate owned represents the estimated fair value of property held by the Company following foreclosure.

During the third quarter of 2003, the Company’s provision for loan loss expense totaled $146,000 compared with $245,000 in the third quarter of 2002. For the first nine months of 2003, the provision for loan loss expense was $447,000 compared with $781,000 for the nine months ended September 30, 2002. At September 30, 2003, the Company’s allowance for loan losses was $4,860,000, which was 1.28 percent of total loans. This compares to the allowance for loan losses of $3,967,000, or 1.30 percent of total loans, at December 31, 2002 and $3,964,000 at September 30, 2002, which was 1.26 percent of total loans. The acquisition increased the Company’s allowance for loan losses by $607,000. During the third quarter of 2003, the Company charged off net loans totaling $6,000 compared to $130,000 in the third quarter of 2002. Year-to-date net loans charged off totaled $161,000 in 2003 compared to $198,000 in 2002.

The Company continues to seek improvement in non-interest income while monitoring non-interest expense. Other income increased 9.2 percent during the third quarter of 2003 and 10.7 percent during the first nine months of 2003 due to additional service charges collected and also due to fees received on increased secondary market loan originations. Other expense increased $848,000 in the third quarter of 2003 and $2,033,000 in the first nine months of 2003 primarily related to the operating costs of Citizens Bank & Trust.

MidWestOne Financial Group, Inc. (formerly Mahaska Investment Company) is a bank and thrift holding company headquartered in Oskaloosa, Iowa. The Company’s financial institution subsidiaries are MidWestOne Bank & Trust (formerly Mahaska State Bank) in Oskaloosa, North English, Hudson, Belle Plaine and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank (formerly Midwest Federal Savings Bank) in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol “OSKY”. The Company’s web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited) (in thousands, except share & per share data)	QUARTER ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$7,165	$6,842	$21,562	$20,721
Interest income and discount on loan pool participations	1,929	2,450	6,312.	7,804

Total interest income	9,094	9,292	27,874	28,525
Total interest expense	3,571	4,212	11,399	13,003

Net interest income	5,523	5,080	16,475	15,522
Provision for loan losses	146	245	447	781
Other income	1,100	1,008	3,146	2,842
Other expense	4,306	3,458	12,614	10,581

Income before tax	2,171	2,385	6,560	7,002
Income tax expense	769	843	2,432	2,501

Net income	$1,402	$1,542	$4,128	$4,501

Per Share Data:
Net income—basic	$0.37	$0.40	$1.07	$1.16
Net income—diluted	$0.36	$0.39	$1.04	$1.14
Dividends declared	$0.16	$0.16	$0.48	$0.48
Weighted average shares outstanding	3,828,419	3,895,825	3,871,562	3,880,085
Weighted average diluted shares outstanding	3,941,184	3,977,102	3,974,208	3,958,864
Performance Ratios:
Return on average assets	0.92%	1.14%	0.92%	1.11%
Return on average equity	9.83%	11.40%	9.79%	11.51%
Net interest margin (FTE)	3.92%	4.06%	3.99%	4.15%
Net loan charge-offs/average loans	0.01%	0.16%	0.06%	0.08%

	SEPTEMBER 30,		December 31, 2002
	2003	2002
Selected Balance Sheet Data—At Period End:
Balances:
Total assets	$617,100	$541,432	$537,782
Loans, net of unearned income	378,969	314,848	306,024
Allowance for loan losses	4,860	3,964	3,967
Loan pool participations	92,824	85,042	82,341
Total deposits	452,598	388,793	395,546
Total shareholders’ equity	56,055	54,982	55,698
Per Share Data:
Book value	$14.66	$13.99	$14.17
Tangible book value	$10.92	$11.33	$11.53
Common shares outstanding	3,824,612	3,930,490	3,930,508
Financial Ratios:
Total shareholders’ equity/total assets	9.08%	10.15%	10.36%
Total loans/total deposits	83.73%	80.98%	77.37%
Nonperforming loans/total loans	1.03%	1.20%	0.86%
Allowance for loan losses/total loans	1.28%	1.26%	1.30%
Allowance for loan losses/nonperforming loans	124.52%	104.96%	149.96%